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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*
        Wallner                     Edgar

--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

        10115 Kincey Avenue, Suite 250
--------------------------------------------------------------------------------
                                    (Street)

        Huntersville, NC  28078
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        Orthofix International N.V. ("OFIX")
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

            March 6, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

        Deputy Chairman
     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                3/6/03                   S               25,200      D      (1)
                                                                        (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                3/7/03                   S               24,800      D      (1)      307,400        D
                                                                        (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 216,500(2)     I         By Trust
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  90,000(3)     I         By Pension
                                                                                                                               Fund
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

Potential persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

     (1)  See Schedule A.

     (2) The Reporting Person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purposes.

     (3) The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purposes.

By:  /s/ Brian McCollum                                          3/10/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

             Attorney-in-Fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                   Schedule A



Trade Date           Transaction Type       Quantity     Price Per Share
03/06/2003           SELL                        500         $27.55
03/06/2003           SELL                      1,000         $27.29
03/06/2003           SELL                        500         $27.25
03/06/2003           SELL                      1,000         $27.18
03/06/2003           SELL                      4,000         $27.15
03/06/2003           SELL                      8,000         $27.15
03/06/2003           SELL                        200         $27.27
03/06/2003           SELL                        200         $27.33
03/06/2003           SELL                        600         $27.22
03/06/2003           SELL                      2,000         $27.20
03/06/2003           SELL                      2,000         $27.22
03/06/2003           SELL                      5,000         $27.20
03/06/2003           SELL                        200         $27.35
03/07/2003           SELL                     20,000         $27.12
03/07/2003           SELL                        100         $27.40
03/07/2003           SELL                      2,700         $27.31
03/07/2003           SELL                      2,000         $27.30

                                POWER OF ATTORNEY

         Know all by these presents, that the undersigned hereby constitutes and appoints each of Thomas Hein, Brian McCollum and Christy Boyd, signing singly, the undersigned's true and lawful attorney-in-fact to:

         (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Orthofix International N.V (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 3rd day of January , 2003.

                                              /s/ Edgar Wallner
                                              ----------------------------------
                                              Signature

                                               Edgar Wallner
                                              ----------------------------------
                                              Print Name